FULL RECOURSE
PROMISSORY NOTE


$83,086.36      Fremont, California
                September 1, 1998

        FOR VALUE RECEIVED, Darlene Crockett-Billig ("Borrower") promises to pay to KeraVision, Inc., a Delaware corporation (the "Company"), the principal sum of Eighty Three Thousand Eighty Six and 36/100 Dollars ($83,086.36), together with interest on the unpaid principal hereof from the date hereof at the rate of 5.35% per annum, compounded semiannually.

        All principal and accrued interest shall be due and payable in full on the earliest of (a) September 1, 2001 or (b) the termination of Borrower's employment or consulting relationship with the Company for any reason (or for no reason). Payments of principal and interest shall be made in lawful money of the United States of America and shall be credited first to the accrued interest, with the remainder applied to principal.

        Borrower may at any time prepay all or any portion of the principal or interest owing hereunder.

        The holder of this Note shall have full recourse against Borrower. Should any action be instituted for the collection of this Note, the reasonable costs and attorney's fees therein of the holder shall be paid by Borrower.

       /s/ Darlene Crockett-Billig
        Darlene Crockett-Billig